Exhibit 99.2

NEWS RELEASE for December 19, 2003 at 8:00 AM EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Jesse Deal (Investors)	Francis X Shea, CFO & EVP
	jesse@allencaron.com	fshea@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES CORPORATION ANNOUNCES THAT IT HAS AGREED

TO A NEW THREE-YEAR $100 MILLION SYNDICATED REVOLVING CREDIT

MIAMI (December 19, 2003) … World Fuel Services Corporation (NYSE:INT) announced today that it has agreed to replace its existing $40 million revolving credit with a new three-year $100 million syndicated revolving credit arranged by LaSalle Bank N.A. This new credit facility will be used for working capital, capital expenditures and other general business purposes. Other syndicate institutions include HSBC Bank USA, Merrill Lynch, Commercebank N.A. and Israel Discount Bank of New York.

“The continuing healthy expansion of our business has made this new credit facility a very timely addition to our financial base,” said Francis X. Shea, E.V.P. and Chief Financial Officer of World Fuel. “We are particularly pleased with the confidence our bankers have shown in World Fuel by this 2.5 times expansion of our banking facility.”

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 2,000 airports and seaports worldwide. With over 30 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.worldfuel.com.

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WORLD FUEL AGREES TO THREE-YEAR $100 MM REVOLVING CREDIT

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With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

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